STAR GOLD TAKES NEXT STEP TO BECOMING A GOLD PRODUCER

Post Falls, Idaho, January 19th, 2010: Star Gold Corp. (the company” or “we” (OTCBB: SRGZ), Star Gold is very pleased to announce the acquisition of the Longstreet Gold property in Nevada.    The Longstreet property is a Round Mountain style volcanic-hosted gold deposit where a historically defined resource is in excess of 100,000 oz of GOLD equivalent within the “main” target which is opened ended.  Other historical surface geochemical sampling of veins found values up to 18.1 g/t GOLD.

“We are extremely pleased with the acquisition of such a good property.” Stated Lindsay Gorrill, Star Gold's President and Chief Executive Officer (CEO) “This is an extremely significant move for Star Gold and is another example of our Managements ability to access and acquire such high-potential projects.”

Star Gold has signed an option agreement for the Sole Exclusive Rights to Lease 60 unpatented mining claims totaling approximately 490 hectare from MinQuest Inc.  The property is located approximately 170 miles north-northwest of Las Vegas in NYE County Nevada.  A recent summary of the property by MinQuest Inc highlighted that in 2003 and 2004 a total of 23 drill holes were completed on the property totaling 7,235 feet.  From that summary MinQuest stated “After considerable study a resource study was done using sections oriented along the intersection of the two major vein sets which is 11˚.  Over its 1,000 feet long strike length the Main deposit has a calculated geological resource totaling 2,847,690 tons with an average grade of 0.061 oz/ton gold equivalent. It is estimated that roughly 60 percent of this resource may be minable by open pit, heap leach methods” (Note: a further study is needed to verify these calculations and these calculations are non NI 43-101 compliant.) The report goes on to state that “the deposit consists of three distinct vein orientations which intersect to form a group of close spaced stockwork zones. At least six additional targets have the potential to enlarge the total resource at Longstreet.  High on this list of additional targets is the down dip extension of the Adit vein to the north.

The terms of the 100% option agreement: initial cash payment of $20,000 USD, issuance of 25,000 shares of Star Gold shares and 25,000 stock options based on “fair market price” to MinQuest Inc.  The Option Agreement includes cash payments totaling $250,000 over seven years and the issuance of 175,000 shares and 175,000 stock options based on “fair market price” over the same seven-year period.  The company has agreed to work commitments of $3,550,000 over seven years.  Following the Seventh Anniversary and if commitments have been met Star Gold shall receive a quitclaim for 100% interest in the property in consideration of a 3% NSR to MinQuest Inc.

About Star Gold Corp.

Star Gold Corp. is a gold and base metal exploration company with the purpose of evaluating, developing and acquiring gold projects of merit with a focus on the United States, Canada and Mexico.  At present, Star Gold is focused on the exploration and development of its Excalibur Gold Project and newly acquired Longstreet Project, in Nevada, USA.

Star Gold Corp. has compiled a management team that has the knowledge, experience and motivation to find quality properties at different stages of development in order to fulfill their corporate mission.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Contact:

Star Gold Corp.

Lindsay Gorrill, 1-800-467-2943

Email:  info@stargoldcorp.com

Website: www.stargoldcorp.com